CLOSING ITEM NO.: A-18

MECHANICAL TECHNOLOGY INCORPORATED

TO

KEYBANK NATIONAL ASSOCIATION

_____________________________________

PLEDGE AND SECURITY AGREEMENT

_____________________________________

DATED AS OF DECEMBER 1, 1998

PLEDGE AND SECURITY AGREEMENT

THIS PLEDGE AND SECURITY AGREEMENT dated as of December 1, 1998 (the "Pledge and Security Agreement") from MECHANICAL TECHNOLOGY INCORPORATED, a business corporation duly organized and existing under the laws of the State of New York having an office for the transaction of business located at 968 Albany-Shaker Road, Latham, New York 12110 (the "Company") to KEYBANK NATIONAL ASSOCIATION, a national banking association organized under the laws of the State of New York having an office for the transaction of business located at 66 South Pearl Street, Albany, New York 12207 (the "Bank");

W I T N E S S E T H :

WHEREAS, Town of Colonie Industrial Development Agency (the "Issuer") has issued its $6,000,000 aggregate principal amount of Taxable Industrial Development Revenue Bonds (Mechanical Technology Incorporated Project - Letter of Credit Secured), Series 1998A (the "Bonds") pursuant to a trust indenture dated as of December 1, 1998 (the "Indenture") by and between the Issuer and Manufacturers and Traders Trust Company, as trustee (the "Trustee"); and

WHEREAS, the Indenture requires the Trustee to purchase Bonds under certain circumstances as set forth in Sections 304 and 305 of the Indenture (the "Tendered Bonds") from the holders thereof; and

WHEREAS, the Company has entered into a remarketing agreement dated as of December 1, 1998 (the "Remarketing Agreement") with First Albany Corporation (the "Remarketing Agent") in order to provide a mechanism for remarketing the Tendered Bonds; and

WHEREAS, the Company has entered into an irrevocable letter of credit reimbursement agreement dated as of December 1, 1998 (the "Reimbursement Agreement") with the Bank, pursuant to which the Bank has issued in favor of the Trustee an irrevocable transferable direct- pay letter of credit (the "Letter of Credit") which may be used, inter alia, to pay, under certain circumstances, the Purchase Price (as defined in the Indenture) of the Tendered Bonds; and

WHEREAS, to induce the Bank to issue its Letter of Credit, the Company is willing to enter into this Pledge and Security Agreement whereby the Company agrees to pledge to the Bank any Bonds purchased with moneys drawn under the Letter of Credit;


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NOW, THEREFORE, for and in consideration of the covenants herein made, the parties hereto hereby agree as follows:

SECTION 1. DEFINED TERMS. Except as otherwise provided herein, all words and terms used herein shall have the meanings ascribed thereto in Article I of the Indenture.

SECTION 2. PLEDGE. (A) The Company hereby pledges, assigns, hypothecates, transfers and delivers to the Bank all its right, title and interest to the Pledged Bonds as the same may be from time to time delivered to the Trustee by the holders thereof and hereby grants the Bank a first Lien on, and security interest in, its right, title and interest in and to the Pledged Bonds, the interest thereon and all proceeds thereof as collateral security for the prompt and complete payment when due of all amounts due in respect of the obligations of the Subsidiary set forth in the Reimbursement Agreement (all the foregoing are hereinafter referred to as the "Obligations").

(B)	The Company shall deliver or cause to be delivered to the Tender Agent as nominee for the Bank (the Tender Agent, in such capacity, is hereinafter referred to as the "Pledge Agent"), the Pledged Bonds (together with appropriate assignments in blank necessary to further transfer the Pledged Bonds).

(C)	The Company acknowledges that the Pledge Agent is acting as agent solely for the Bank and the Company acknowledges and agrees that it shall have no right to direct or control any of the actions of the Pledge Agent taken pursuant to this Pledge and Security Agreement.

SECTION 3. PAYMENTS ON THE BONDS. If, while this Pledge and Security Agreement is in effect, the Company shall become entitled to receive or shall receive any principal or interest payment in respect of the Pledged Bonds, or the Purchase Price of any Pledged Bonds tendered or deemed tendered under Section 304 of the Indenture, the Company agrees to accept the same as the Bank's agent and to hold the same in trust on behalf of the Bank and to deliver the same forthwith to the Bank. All sums of money so paid in respect of the Pledged Bonds which are received by the Company and paid to the Bank shall be credited against the Obligations of the Company to the Bank described in the Reimbursement Agreement. So long as no Default or Event of Default has occurred and is continuing, any amounts received by the Bank in respect of the stated interest on any Pledged Bonds in excess of the amounts then owing to the Bank pursuant to the Reimbursement Agreement shall, upon request of the Company, be remitted to the Company.

SECTION 4. COLLATERAL. All property at any time pledged to the Bank hereunder, and all income therefrom and proceeds thereof, are hereinafter referred to as the "Collateral".

SECTION 5. TERMINATION OF LIEN; RELEASE OF PLEDGED BONDS. The Lien of this Pledge and Security Agreement shall terminate as to Pledged Bonds and the Pledge Agent shall deliver Pledged Bonds, as follows:









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(A)	If Pledged Bonds are disposed of pursuant to Section 7 hereof and the
Letter of Credit is reinstated as provided in Section 11 hereof, the Lien of this Pledge and Security Agreement shall terminate as to Pledged Bonds, the principal amount of which is equal (as nearly as possible) to the amount of the payment made to the Bank with respect to such sale or, if less, the principal amount of Pledged Bonds so sold. Such Pledged Bonds shall be delivered by the Pledge Agent (without recourse to, representation or warranty by, the Pledge Agent, express or implied) to the Company, the Remarketing Agent or otherwise, as provided in the Indenture.

(B)	If the Company makes or causes to be made to the Bank a prepayment in respect of its reimbursement obligation under the Reimbursement Agreement, the Lien of the Pledge and Security Agreement shall terminate as to Pledged Bonds in an aggregate principal amount equal to the amount of the prepayment so made and the Pledge Agent shall deliver such Pledged Bonds to the Company. Notwithstanding the foregoing, no prepayment of amounts owing to the Bank may be made, and no Pledged Bonds shall be released, during the period commencing fifteen (15) Business Days prior to an Interest Payment Date with respect to the Bonds and ending at the close of business on such interest payment date.

SECTION 6. RIGHTS OF THE BANK. The Bank shall not be liable for failure to collect or realize upon the Obligations or any collateral security or guarantee therefor, or any part thereof, or for any delay in so doing, or be under any obligation to take any action whatsoever with regard thereto. If an Event of Default has occurred and is continuing, the Bank may thereafter, without notice (except the notice specified in Section 7 hereof of time and place of public or private sale), exercise all rights, privileges or options pertaining to any Pledged Bonds as if it were the absolute owner thereof, upon such terms and conditions as it may determine, all without liability except to account for property actually received by it, but the Bank shall have no duty to exercise any of the aforesaid rights, privileges or options (or to exercise them in any particular order) and shall not be responsible for any failure to do so or delay in so doing.

SECTION 7. REMEDIES. (A) In the event that any portion of the Obligations has been declared due and payable pursuant to the Reimbursement Agreement, the Bank, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon the Company or any other person (all and each of which demands, advertisements and/or notices are hereby expressly waived), may forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, assign, give an option or options to purchase, contract to sell or otherwise dispose of and deliver the Collateral, or any part thereof, in one or more parcels at public or private sale or sales, at any exchange, broker's board or at any of the Bank's offices or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk, with the right to the Bank upon any such sale or sales, public or private, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Company, which right or equity is hereby expressly waived or released.

(B)	The Bank shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care, safekeeping or otherwise of any and all of the Collateral or in any way relating to the rights of the Bank hereunder, including reasonable attorneys' fees and legal expenses, to the payment, in whole or in part, of the Obligations in such order as the Bank may elect, the Company remaining liable
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for any deficiency remaining unpaid after such application, and only after so applying such net proceeds and after the payment by the Bank of any other amount required to be paid by any provisions of law, including, without limitation, Section 9-504(1)(c) of the New York Uniform Commercial Code, need the Bank account for the surplus, if any, to the Company.

(C)	The Company agrees that the Bank need not give more than ten (10) days notice of the time and place of any public sale or of the time after which a private sale or other intended disposition is to take place and that such notice is reasonable notification of such matters. No notification need be given to the Company if it has signed after default a statement renouncing or modifying any right to notification of sale or other intended disposition. In addition to the rights and remedies granted to it in the Pledge and Security Agreement and in any other instrument or agreement securing, evidencing or relating to any of the Obligations, the Bank shall have all the rights and remedies of a secured party under the New York Uniform Commercial Code. The Company further agrees to waive and agrees not to assert any rights or privileges which it may acquire under Section 9-112 of the New York Uniform Commercial Code, and the Company shall be liable for the deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay all amounts to which the Bank is entitled and the fees of any attorneys employed by the Bank to collect such deficiency.

SECTION 8. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY. The Company represents and warrants that (A) on the date of delivery to the Bank of any Pledged Bonds described herein, neither the Issuer, the Remarketing Agent nor the Trustee will have any right, title or interest in and to the Pledged Bonds; (B) it has, and on the date of delivery to the Bank of any Pledged Bonds will have, full power, authority and legal right to pledge all of its right, title and interest in and to the Pledged Bonds pursuant to the Pledge and Security Agreement; (C) the Pledge and Security Agreement has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms; (D) no consent of any other party (including, without limitation, creditors of the Company) and no consent, license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority, domestic or foreign, is required to be obtained by the Company in connection with the execution, delivery or performance of the Pledge and Security Agreement; (E) the execution, delivery and performance of the Pledge and Security Agreement will not violate any provision of any applicable law or regulation or of the Company's certificate of incorporation or of any order, judgment, writ, award or decree of any court, arbitrator or governmental authority, domestic or foreign, or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or which purports to be binding upon the Company or upon its assets and will not result in the creation or imposition of any lien, charge or encumbrance on or security interest in any of the assets of the Company except as contemplated by the Pledge and Security Agreement; and (F) the pledge, assignment and delivery of such Pledged Bonds pursuant to the Pledge and Security Agreement will create a valid first lien on and a first perfected security interest in the Pledged Bonds and the proceeds thereof, subject to no prior pledge, lien, mortgage, hypothecation, security interest, charge, option or encumbrance or any agreement purporting to grant to any third party a security interest in the property or assets of the Company which would include the Pledged Bonds. The Company covenants and agrees that (i) it will




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defend the Bank's right, title and security interest in and to the Pledged
Bonds and the proceeds thereof against the claims and demands of all persons whomsoever; and (ii) it will have like title to and the right to pledge any other property at any time hereafter pledged to the Bank as Collateral hereunder and will likewise defend the Bank's right thereto and security interest therein.

SECTION 9. SALE OF COLLATERAL. (A) The Company recognizes that the Bank may be unable to effect a public sale of any or all of the Pledged Bonds by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, but may be compelled to resort to one or more private sales thereof to a restricted group of purchasers who may be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. The Company acknowledges and agrees that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, withstanding such circumstances, agrees that such private sale shall be deemed to have been made in a commercially reasonable manner. The Bank shall not be under any obligation to delay a sale of any of the Pledged Bonds for the period of time necessary to permit the Issuer to register such securities for public sale under applicable Federal securities laws, or under applicable state securities laws, even if the Issuer would agree to do so.

(B)	The Company further agrees to do or cause to be done all such acts and things as may be necessary to make such sale or sales of any portion or all of the Pledged Bonds valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales, all at the Company's expense. The Company further agrees that a breach of any of the covenants contained in this Section 9 will cause irreparable injury to the Bank, that the Bank has no adequate remedy at law in respect of such breach and, as a consequence, agrees that each and every covenant contained in this Section 9 shall specifically enforceable against the Company, and the Company hereby waives and agrees, to the extent permitted by law, not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred. The Company further acknowledges the impossibility of ascertaining the amount of damages which would be suffered by the Bank by reason of a breach of any of such covenants and, consequently, agrees that, if the Bank shall sue for damages for such breach, the Company shall pay, as liquidated damages and not as a penalty, an amount equal to the par value plus accrued interest on the Pledged Bonds on the date the Bank shall demand compliance with this Section 9. Upon such payment, the Bank will release its interest in such Pledged Bonds.

SECTION 10. LIMITATION ON DISPOSITION. Notwithstanding the rights and remedies given to the Bank in Section 7 and elsewhere herein to dispose of the Pledged Bonds, the Bank may tender Pledged Bonds to the Trustee for payment and cancellation, and the Company agrees that such tender and payments shall not constitute a disposition of collateral for purposes of Section 9-504 of the Code, but shall constitute a simple reduction in the contingent obligations of the Company to the Bank.

SECTION 11. GENERAL PROVISION RELATING TO RELEASE OF BONDS. The Lien of this Pledge and Security Agreement shall not terminate and the Pledge Agent shall not release or deliver any Pledged Bonds unless the Letter of Credit is reinstated for the amount which is drawn on the Letter of Credit at the time such Bonds became Pledged Bonds.

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SECTION 12. NO DISPOSITION. Without the prior written consent of the Bank, the
Company agrees that it will not sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to, the Collateral, or create, incur or permit to exist any pledge, lien, mortgage, hypothecation, security interest, charge, option or any other encumbrance with respect to any of the Collateral, or any interest therein, or any proceeds thereof, except for the lien and security interest provided for by the Pledge and Security Agreement and sale of the Pledged Bonds as provided in the Indenture.

SECTION 13. FURTHER ASSURANCE. The Company agrees that, at any time and from time to time upon the written request of the Bank, the Company will execute and deliver such further documents, including, but not limited to, bond powers and assignments, and do such further acts and things as the Bank may reasonably request in order to effect the purposes of the Pledge and Security Agreement.

SECTION 14. SEVERABILITY. Any provision of the Pledge and Security Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 15. NOTICES. (A) All notices, certificates and other communications hereunder shall be in writing and shall be sufficiently given and shall be deemed given when (1) sent to the applicable address stated below by registered or certified mail, return receipt requested, or by such other means as shall provide the sender with documentary evidence of such delivery, or (2) delivery is refused by the addressee, as evidenced by the affidavit of the Person who attempted to effect such delivery. The addresses to which notices, certificates and other communications hereunder shall be delivered are as follows:

IF TO THE COMPANY:

Mechanical Technology Incorporated 968 Albany-Shaker Road Latham, New York 12110 Attention: Cynthia Scheuer, Vice President

WITH A COPY TO:

Harry D'Agostino, Esq. D'Agostino, Hoblock, Greisler & Siegal 39 North Pearl Street Albany, New York 12207

IF TO THE TRUSTEE:

Manufacturers and Traders Trust Company, as Trustee One M&T Plaza, 7th Floor Buffalo, New York 14203 Attention: Leslie A. Boynton, Vice President

WITH A COPY TO:

Timothy R. McGill, Esq. St. John & Curtin, LLC 1530 First Federal Plaza Rochester, New York 14614

IF TO THE BANK:

KeyBank National Association 66 South Pearl Street Albany, New York 12207
Attention: William B. Palmer, Vice President




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WITH A COPY TO:

Hiscock & Barclay, LLP One KeyCorp Plaza - Suite 1100 Albany, New York 12207
Attention: Edward J. Trombly, Esq.

(B) A duplicate copy of each notice, certificate and other communication given hereunder by the Company shall be given to the Trustee and to the Bank. The Company, the Trustee and the Bank may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates and other communications shall be sent.

SECTION 16. NO WAIVER; REMEDIES CUMULATIVE. The Bank shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder, and no waiver shall be valid unless in writing, signed by the Bank, and then only to the extent therein set forth. A waiver by the Bank of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Bank would otherwise have on any future occasion. No failure to exercise or any delay in exercising on the part of the Bank any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by the Financing Documents or by law.

SECTION 17. WAIVERS, AMENDMENTS; APPLICABLE LAW. None of the terms or provision of the Pledge and Security Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by the Bank. The Pledge and Security Agreement and all obligations of the Company hereunder shall be binding upon the successors and assigns of the Company and shall, together with the rights and remedies of the Bank hereunder, inure to the benefit of the Bank and its successors and assigns. The Pledge and Security Agreement shall be governed by, and be construed and interpreted in accordanc with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties have caused this Pledge and Security Agreement to be duly executed and delivered as of the day and year first above written.

MECHANICAL TECHNOLOGY INCORPORATED



BY: Authorized Representative